Exhibit 99.1

Capitala Finance Corp. Reports Third Quarter 2013 Results and Declares Dividend

CHARLOTTE, N.C., November 13, 2013 – Capitala Finance Corp. (NASDAQ: CPTA) (the “Company”) today announced its financial results for the quarter ended September 30, 2013, and announced its first quarterly dividend.

Third Quarter Highlights

•	Successfully completed IPO on September 30, 2013, netting $76 million

•	Total investment portfolio as of September 30, 2013 at fair value: $331.0 million

•	Originated $34.2 million during the quarter in 2 new and 4 existing portfolio companies

•	Total net assets as of September 30, 2013: $269.7 million

•	Total investment income of $8.8 million

•	Net investment income of $5.4 million, or $0.42 per common share

•	Net realized gains of $1.9 million, or $0.14 per common share

In describing the Company’s third quarter activities, Joseph B. Alala, III, President and Chief Executive Officer, stated, “My team and I are pleased to have successfully completed our Initial Public Offering of Capitala Finance Corp on September 30, 2013. While navigating the IPO process required substantial time from management, the firm experienced one of its most active investment quarters and generated significant earnings. Our net investment income of $0.42 per share plus $0.14 of realized gains per share more than covers our $0.47 per share dividend. My team and I are committed to further enhancing our operations and we are actively hiring talented senior professionals to our team, notwithstanding our management fee waiver on the IPO proceeds until such proceeds are invested, a reduction in our base management fee to 1.75% as we enter the public markets, and our bearing 100% of the IPO underwriting discounts and commissions through a reduction in the number of shares of the Company that management received for its interest in the legacy funds. We are excited to begin our journey as a publicly traded specialty finance corp. and we expect to continue to build on our 15 year track record and will seek to provide our shareholders with an attractive risk-adjusted return.”

Formation Transactions

The Company was formed for the purpose of (i) acquiring, through a series of transactions, an investment portfolio from the following entities: CapitalSouth Partners Fund I Limited Partnership (“Fund I”); CapitalSouth Partners Fund II Limited Partnership (“Fund II”); CapitalSouth Partners Fund III, L.P. (“Fund III Parent”); CapitalSouth Partners SBIC Fund III,

L.P. (“Fund III”) and CapitalSouth Partners Florida Sidecar Fund I, L.P. (“Florida Sidecar” and, collectively with Fund I, Fund II, Fund III and Fund III Parent, the “Legacy Funds”); (ii) raising capital in the IPO and (iii) continuing and expanding the business of the Legacy Funds by making additional debt and equity investments in smaller and lower middle market companies.

On September 24, 2013, the Company acquired 100% of the limited partnership interests in Fund II, Fund III and Florida Sidecar and each of their respective general partners, as well as certain assets from Fund I and Fund III Parent, in exchange for an aggregate of 8,974,420 shares of the Company’s common stock (the “Formation Transactions”). Fund II, Fund III and Florida Sidecar became the Fund’s wholly-owned subsidiaries. Fund II and Fund III retained their SBIC licenses, continue to hold their existing investments and continue to make new investments. The Formation Transactions related to Fund II, Fund III, and the Florida Sidecar constitute an exchange of shares between entities under common control and will be accounted for in accordance with ASC 805, Business Combinations. As such, the Company’s results of operations and cash flows for the three and nine month periods ended September 30, 2013 are presented as if the aforementioned transactions had occurred as of January 1, 2013. In addition, the results of the Company’s operations and cash flows for the three and nine month periods ended September 30, 2012 and the Company’s financial position as of December 31, 2012 have been presented on a combined basis in order to provide comparative information with respect to prior periods. The Formation Transactions also included an asset acquisition of certain assets in Fund I and Fund III Parent. In accordance with ASC 805, Business Combinations, the assets acquired are recorded at fair value at the date of acquisition, September 24, 2013. In addition, the Company’s operations and cash flows for the three and nine month periods ended September 30, 2013 will include 6 days of activity from September 24,2013 to September 30, 2013 related to this transaction.

The Company’s financial position as of September 30, 2013 is presented on a consolidated basis. The effects of all intercompany transactions between the Company and its subsidiaries (Fund II, Fund III, and the Florida Sidecar) have been eliminated in consolidation.

Third Quarter 2013 Financial Results

During the quarter, the Company originated $34.2 million of new investments (2 new companies and 4 existing). In addition, the Company received $23.1 million from investment exits, generating $1.9 million in realized gains.

Total investment income was $8.8 million for the third quarter of 2013, compared to $6.6 million for the same period in 2012. Net investment income for the three months ended September 30, 2013 was $5.4 million, compared to $3.3 million for the same period in 2012. Increases in total investment income and net investment income are attributed to growth in total investments.

Other expenses for the 3 months ended September 30, 2013 were $0.1 million, but will increase as outlined in our prospectus relating to the IPO, now that the Company has been formed.

Net realized gains totaled $1.9 million for the three months ended September 30, 2013, compared to $0.2 million for the same period in 2012.

Net increase in net assets resulting from operations was $7.9 million for the three months ending September 30, 2013, compared to $10.8 million in the same period in 2012. Unrealized appreciation on investments was higher in 2012, primarily related to equity appreciation in two investments. On a per share basis, the net increase in net assets resulting from operations was $0.61 for the three months ended September 30, 2013, and is not comparable to the same period in 2012.

Net Assets at September 30, 2013 was $269.7 million, or $20.79 per share, compared to $20.41 immediately prior to pricing of our IPO. Comparisons to prior periods are not meaningful as a result of the Formation Transaction described above, and are described in more detail on the Company’s Form 10-Q to be filed on November 14, 2013.

Investment Portfolio

As of September 30, 2013, our portfolio consists of 40 companies with a fair market value of $331.0 million and a cost basis of $268.3 million. Senior debt investments represent 24.7% of the portfolio, senior subordinated debt 39.3%, and equity/warrant value of 36.0%. On a cost basis, equity investments comprise 20.0% of the portfolio.

We currently have three companies on non-accrual status. The combined fair market value of these companies at September 30, 2013 was $10.9 million, or 3.3% of the portfolio. One of these investments is an older legacy company that has been written down to $0 for several years, but continues to operate. The other two are now being valued on a liquidation basis for our fair market value reporting and they are being carried at about approximately 50% of cost.

Liquidity and Capital Resources

At September 30, 2013, the Company had $133.5 million in cash and cash equivalents and SBA debentures outstanding totaling $202.2 million with an annual weighted average interest rate of 3.57%.

Subsequent Events

On October 28, 2013, the Company invested $6.0 million in Crowley Holdings Inc., in Series A Preferred Equity, secured by underlying subordinated debt, earning 10% cash and 2% Payment-in-Kind.

On October 28, 2013, the Company invested $2.1 million in Source Capital SSCR, LLC in subordinated debt, earning 14% cash and 5% PIK.

On November 1, 2013, the Company invested, as an add-on acquisition, $11.1 million in TCE Holding Company, with $9.6 million in subordinated debt earning 12% cash and 2% PIK, and $1.5 million in common stock.

Dividend and Distribution Information

On November 11, 2013, the Company’s board of directors has declared a quarterly cash dividend of $0.47 per common share. This is the Company’s first dividend since its initial public offering. The dividend will be paid on December 30, 2013 to shareholders of record as of December 10, 2013.

At the time of the IPO, Capitala adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its shareholders, unless a shareholder elects to receive cash. As a result, when the Company declares a cash dividend, shareholders who have not opted out of the DRIP will have their cash dividends automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.

Third Quarter 2013 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Wednesday November 13, 2013. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.capitalagroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to lesser extent, equity securities issued by smaller and lower middle-market companies. The Company is managed by Capitala Investment Advisors, LLC.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	September 30,	December 31,
	2013	2012
ASSETS
Investments, at fair value
Control investments (cost: $59,242 and $43,435, respectively)	$83,826	$68,353
Affiliate investments (cost: $145,592 and $122,655, respectively)	168,143	136,809
Non-control/non-affiliate investments (cost: $63,469 and $61,609, respectively)	79,008	78,769

Total investments, at fair value (cost: $268,302 and $227,698, respectively)	330,977	283,931
Cash and cash equivalents	133,525	30,467
Interest receivable	2,399	1,931
Deferred financing fees	4,667	4,583
Prepaid expenses and other assets	1,701	1,480

Total assets	$473,268	$322,392

LIABILITIES
SBA debentures	$202,200	$177,200
Accounts payable and other liabilities	1,346	2,759

Total liabilities	203,546	179,959

Net Assets	$269,722	$142,433

ANALYSIS OF NET ASSETS
General partner’s capital	$—	$282
Limited partners’ capital	—	77,358
Common stock, par value $.01 per share; 100,000,000 shares authorized, 12,974,420 shares outstanding at September 30, 2013	130	—
Additional paid-in-capital	190,158	—
Accumulated net realized earnings (loss)	16,759	8,559
Accumulated net unrealized appreciation on investments	62,675	56,233

Total net assets	$269,722	$142,433
Net asset value per common share	$20.79	N/A

Capitala Finance Corp.

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Investment Income:
Interest and fee and dividend income
Control investments	$3,215	$1,248	$5,304	$3,126
Affiliate investments	2,825	2,815	9,067	6,986
Non-control/non-affiliate investments	2,063	2,094	6,112	6,425

Total interest and fee and dividend income	8,103	6,156	20,484	16,538
Payment-in-kind income:
Control investments	263	235	692	594
Affiliate investments	115	148	268	376
Non-control/non-affiliate investments	45	42	132	143

Total payment-in-kind income	422	425	1,092	1,113
Interest on idle funds and other income	66	33	141	112
Other income	210	—	1,572	171

Total investment income	8,801	6,614	23,288	17,935

Expenses:
Interest expense	2,237	2,029	6,527	5,795
Management fees	980	1,314	2,994	2,992
Other expenses	147	1	383	118

Total expenses	3,364	3,344	9,903	8,905

Net investment income	5,437	3,270	13,385	9,031

Net realized and unrealized gains(losses) on investments:
Realized gain/(losses) on investments	1,871	196	2,235	528
Net change in unrealized appreciation of investments	590	7,311	6,442	21,316

Net gains on investments	2,461	7,508	8,677	21,843

Net increase in net assets resulting from operations	$7,898	$10,778	$22,062	$30,874

Per common share data:
Net investment income per share	$0.42	N/A	$1.03	N/A
Net increase in net assets resulting from operations per share	$0.61		$1.70
Dividends declared per share	$0.47	N/A	$0.47	N/A
Shares Outstanding at Period End	12,974,420	N/A	12,974,420	N/A